Exhibit 3.2

                               CHAPMAN AND CUTLER
                             111 WEST MONROE STREET
                             CHICAGO, ILLINOIS 60603

                                  May 20, 2003

Van Kampen Funds Inc.
1 Parkview Plaza
Oakbrook Terrace, Illinois  60181-5555

The Bank of New York
101 Barclay Street
New York, New York  10005

                   Re: Van Kampen Focus Portfolios, Series 393
                       ---------------------------------------

Ladies/Gentlemen:

     We have acted as counsel for Van Kampen Funds Inc., depositor of Van Kampen Focus Portfolios, Series 393 (the "Fund"), in connection with the issuance of units of fractional undivided interest in the Fund (the "Units"), under a trust agreement dated May 20, 2003 (the "Indenture") among Van Kampen Funds Inc., as depositor (the "Depositor"), Cohen & Steers Capital Management, Inc. or Van Kampen Investment Advisory Corp., each as a supervisor, and The Bank of New York, as trustee (the "Trustee"). The Fund is comprised of the following unit investment trusts: Biotechnology & Pharmaceutical Portfolio, Series 23, Energy Portfolio, Series 7, Financial Institutions Portfolio, Series 18, Morgan Stanley Technology Indexsm Portfolio, Series 29, Morgan Stanley Consumer Indexsm Portfolio, Series 10, Cohen & Steers REIT Income Portfolio, Series 7 and Preferred Securities Portfolio, Series 1 (each, a "Trust").

     In this connection, we have examined the Registration Statement, the form of Prospectus proposed to be filed with the Securities and Exchange Commission, the Indenture and such other instruments and documents as we have deemed pertinent. The opinions expressed herein assume that the Trusts will be administered, and investments by the Trusts from proceeds of subsequent deposits, if any, will be made, in accordance with the terms of the Indenture. Each Trust holds (i) preferred and/or common stock in foreign and domestic corporations (the "Equity Securities"); (ii) equity interests in real estate investment trusts (the "REIT Shares"); and (iii) trust preferred stock, which for purposes of Federal income taxes is assumed to be debt (the "Debt Obligations"). All of the assets of the Trust are referred to herein as the "Trust Assets."

     We have not independently examined the assets to be deposited in and held by the Trusts. However, although no opinion is expressed herein regarding such matters, for purposes of the opinion set forth below, it is assumed that (i) the Equity Securities qualify as equity for Federal income tax purposes and that, accordingly, amounts received by a Trust with respect to the Equity Securities will qualify as dividends as defined in Section 316 of the Internal Revenue Code of 1986 (the "Code"); (ii) the Debt Obligations qualify as debt for Federal income tax purposes; and (iii) each REIT Share represents a share in an entity treated as a real estate investment trust for Federal income tax purposes.

     Based upon the foregoing and upon an investigation of such matters of law as we consider to be applicable, we are of the opinion that, under existing United States Federal income tax law:

     (i) The Trust is not an association taxable as a corporation for Federal income tax purposes, but will be governed by the provisions of subchapter J (relating to trusts) of Chapter 1 of the Code.

     (ii) Each Unitholder will be considered the owner of a pro rata share of each asset of the Trust in the proportion that the number of Units held by a Unitholder bears to the total number of Units outstanding. Under subpart E, subchapter J of Chapter 1 of the Code, income of the Trust will be treated as income of each Unitholder in the proportion described above; and an item of Trust income will have the same character in the hands of a Unitholder as it would have if the Unitholder directly owned the Trust Assets. Each Unitholder will be considered to have received his or her pro rata share of income derived from each Trust asset when such income would be considered to be received by the Unitholder if the Unitholder directly owned the Trust Assets. Each Unitholder will also be required to include in taxable income for Federal income tax purposes, original issue discount with respect to his or her interest in any Debt Obligation which was issued with original issue discount at the same time and in the same manner, as though the Unitholder were the direct owner of such interest. Original issue discount will be treated as zero with respect to Debt Obligations if it is "de minimis" within the meaning of Section 1273 of the Code. If a Debt Obligation is a "high yield discount obligation" within the meaning of Section 163(e)(5) of the Code, certain special rules may apply. A Unitholder may elect to include in taxable income for Federal income tax purposes market discount as it accrues with respect to his or her interest in any Debt Security which he or she is considered to have acquired with market discount at the same time and in the same manner as though the Unitholder were the direct owner of such interest.

    (iii) The price a Unitholder pays for his or her Units, generally including sales charges, is allocated among his or her pro rata portion of each Trust Asset (in proportion to the fair market values thereof on the valuation date closest to the date the Unitholder purchases his or her Units) in order to determine his or her tax basis for his or her pro rata portion of each Security held by the Trust. For Federal income tax purposes, a Unitholder's pro rata portion of distributions received by the Trust from the Equity Securities that constitute "dividends" as defined in Section 316 of the Code, except for properly designated capital gains dividends paid on REIT Shares, is taxable as ordinary income to the extent of the corporation's current and accumulated "earnings and profits." A Unitholder's pro rata portion of dividends which exceeds such current and accumulated earnings and profits will first reduce a Unitholder's tax basis in such Equity Security, and to the extent that such dividends exceed a Unitholder's tax basis in such Equity Security, shall be treated as gain from the sale or exchange of property. Certain distributions on the REIT Shares may qualify as "capital gain dividends," taxable to shareholders (and, accordingly, to the Unitholders as owners of a pro rata portion of the REIT Shares) as long-term capital gain, regardless of how long a shareholder has owned such shares. Distributions of income and capital gains declared on REIT Shares in October, November, or December will be deemed to have been paid to the shareholders (and, accordingly, to the Unitholders as owners of a pro rata portion of the REIT Shares) on December 31 of the year they are declared, even when paid by the REIT during the following January.

     (iv) Gain or loss will be recognized to a Unitholder (subject to various nonrecognition provisions under the Code) upon redemption or sale of his or her Units, except to the extent an in kind distribution of Trust Assets is received by such Unitholder from the Trust as discussed below. Such gain or loss is measured by comparing the proceeds of such redemption or sale with the adjusted basis of his or her Units. Before adjustment, such basis would normally be cost if the Unitholder had acquired his or her Units by purchase. Such basis will be reduced, but not below zero, by the Unitholder's pro rata portion of dividends, except for properly designated capital gains dividends paid on the REIT Shares, with respect to each Equity Security which is not taxable as ordinary income. However, any loss realized by a Unitholder with respect to the disposition of his or her pro rata portion of the REIT Shares, to the extent such Unitholder has owned his or her Units for less than six months or the Trust has held the REIT Shares for less than six months, will be treated as long-term capital loss to the extent of the Unitholder's pro rata portion of any capital gain dividends received (or deemed to have been received) with respect to each REIT Share. In addition, such basis will be increased by the Unitholder's aliquot share of the accrued original issue discount with respect to each Debt Obligation for which there was original issue discount at the time such Debt Obligation was issued, and by accrued market discount which the Unitholder has elected to annually include in income with respect to each Debt Obligation, and reduced by the Unitholder's aliquot share of the amortized acquisition premium, if any, which the Unitholder has properly elected to amortize under Section 171 of the Code on each Debt Obligation. The tax basis reduction requirements of the Code relating to amortization of premium may, under some circumstances, result in the Unitholder realizing a taxable gain when his or her Units are sold or redeemed for an amount equal to or less than original cost.

     (v) Each Unitholder will have a taxable event when a Trust Asset is disposed of (whether by sale, exchange, liquidation, redemption, payment on maturity or otherwise) or when a Unitholder redeems or sells his or her Units. A Unitholder's tax basis in his or her Units will equal his or her tax basis in his or her pro rata portion of all the assets of the Trust. Such basis is ascertained by apportioning the tax basis for his or her Units (as of the date on which the Units were acquired) ratably, according to their values as of the valuation date nearest the date on which he or she purchased such Units. A Unitholder's basis in his or her Units and of his or her fractional interest in each Debt Obligation must be reduced by the Unitholder's share of the amortized acquisition premium, if any, on Debt Obligations which the Unitholder has properly elected to amortize under Section 171 of the Code, and must be increased by the Unitholder's share of the accrued original issue discount with respect to each Debt Obligation which, at the time the Debt Obligation was issued, had original issue discount, and by the accrued market discount which the Unitholder has elected to annually include in income. A Unitholder's basis in his Units and of his fractional interest in each Trust Asset must be reduced, but not below zero, by the Unitholder's pro rata portion of dividends, except for properly designated capital gain dividends paid on REIT shares, with respect to each Equity Security which is not taxable as ordinary income.

     (vi) Under the Indenture, under certain circumstances, a Unitholder tendering Units for redemption may request an in kind distribution of Trust Assets upon the redemption of Units or upon the termination of the Trust. As previously discussed, prior to the redemption of Units or the termination of the Trust, a Unitholder is considered as owning a pro rata portion of each of the Trust's assets. The receipt of an in kind distribution will result in a Unitholder receiving Trust Assets and possibly cash. The potential Federal income tax consequences which may occur under an in kind distribution will depend upon whether or not a Unitholder receives cash in addition to Trust Assets. A Unitholder will not recognize gain or loss if a Unitholder receives only Trust Assets in exchange for his or her pro rata portion in the Trust Assets held by the Trust. However, if a Unitholder also receives cash in exchange for a Trust Asset or a fractional share of a Trust Asset held by the Trust, such Unitholder will generally recognize gain or loss based upon the difference between the amount of cash received by the Unitholder and his or her tax basis in such Trust Asset or fractional share of a Trust Asset. The total amount of taxable gains (or losses) recognized upon such redemption will generally equal the sum of the gain (or loss) recognized under the rules described above by the redeeming Unitholder with respect to each Trust Asset owned by the Trust.

     A domestic corporation owning Units in the Trust may be eligible for the 70% dividends received deduction pursuant to Section 243(a) of the Code with respect to such Unitholder's pro rata portion of dividends on the Equity Securities received by the Trust (to the extent such dividends are taxable as ordinary income, as discussed above, and are attributable to domestic corporations), subject to the limitations imposed by Section 246 and 246A of the Code. However, dividends received on the REIT Shares and distributions with respect to the Debt Obligations are not eligible for the dividends received deduction. Certain special rules, however, may apply with regard to the preferred stock of a public utility.

     To the extent dividends received by the Trust are attributable to foreign corporations, a corporation that owns Units will not be entitled to the dividends received deduction with respect to its pro rata portion of such dividends since the dividends received deduction is generally available only with respect to dividends paid by domestic corporations.

     Section 67 of the Code provides that certain miscellaneous itemized deductions, such as investment expenses, tax return preparation fees and employee business expenses will be deductible by an individual only to the extent they exceed 2% of such individual's adjusted gross income. Unitholders may be required to treat some or all of the expenses of the Trust as miscellaneous itemized deductions subject to this limitation.

     The Code provides a complex set of rules governing the accrual of original issue discount. These rules provide that original issue discount generally accrues on the basis of a constant compound interest rate. Special rules apply if the purchase price of a Debt Obligation exceeds its original issue price plus the amount of original issue discount which would have previously accrued, based upon its issue price (its "adjusted issue price"). Similarly, these special rules would apply to a Unitholder if the tax basis of his or her pro rata portion of a Debt Obligation issued with original issue discount exceeds his or her pro rata portion of its adjusted issue price. It is possible that a Debt Obligation that has been issued at an original issue discount may be characterized as a "high-yield discount obligation" within the meaning of
Section 163(e)(5) of the Code. To the extent that such an obligation is issued at a yield in excess of six percentage points over the applicable Federal rate, a portion of the original issue discount on such obligation will be characterized as a distribution on stock (e.g., dividends) for purposes of the dividends received deduction which is available to certain corporations with respect to certain dividends received by such corporations.

     If a Unitholder's tax basis in his or her interest in any Debt Obligation held by the Trust is less than his or her allocable portion of such Debt Obligation's stated redemption price at maturity (or, if issued with original issue discount, his or her allocable portion of its revised issue price on the date he or she buys such Units), such difference will constitute market discount unless the amount of market discount is "de minimis" as specified in the Code. Market discount accrues daily computed on a straight line basis, unless the Unitholder elects to calculate accrued market discount under a constant yield method.

     Accrued market discount is generally includible in taxable income of the Unitholders as ordinary income for Federal tax purposes upon the receipt of serial principal payments on Debt Obligations, on the sale, maturity or disposition of such Debt Obligations and on the sale of a Unitholder's Units unless a Unitholder elects to include the accrued market discount in taxable income as such discount accrues. If a Unitholder does not elect to annually include accrued market discount in taxable income as it accrues, deductions of any interest expense incurred by the Unitholder to purchase or carry his or her Units will be reduced by such accrued market discount. In general, the portion of any interest which is not currently deductible is deductible when the accrued market discount is included in income.

     The tax basis of a Unitholder with respect to his or her interest in an obligation is increased by the amount of original issue discount (and market discount, if the Unitholder elects to include market discount, if any, on the Debt Obligations in income as it accrues) thereon properly included in the Unitholder's gross income as determined for Federal income tax purposes and reduced by the amount of any amortized premium which the Unitholder has properly elected to amortize under Section 171 of the Code. A Unitholder's tax basis in his or her Units will equal his or her tax basis in his or her pro rata portion of all the assets of the Trust.

     A Unitholder will recognize taxable gain (or loss) when all or part of his or her pro rata interest in a Trust Asset is disposed of for an amount greater (or less) than his or her tax basis therefor in a taxable transaction, subject to various non recognition provisions of the Code.

     As previously discussed, gain attributable to any Debt Obligation deemed to have been acquired by the Unitholder with market discount will be treated as ordinary income to the extent the gain does not exceed the amount of accrued market discount not previously taken into income. The tax basis reduction requirements of the Code relating to amortization of bond premium may, under certain circumstances, result in the Unitholder realizing a taxable gain when his or her Units are sold or redeemed for an amount equal to or less than his or her original cost.

     If a Unitholder disposes of a Unit, he or she is deemed thereby to have disposed of his or her entire pro rata interest in all Trust Assets including his or her pro rata portion of all of the Trust Assets represented by the Unit. This may result in a portion of the gain, if any, on such sale being taxable as ordinary income under the market discount rules (assuming no election was made by the Unitholder to include market discount in income as it accrues) as previously discussed.

     In addition it should be noted that capital gains can be recharacterized as ordinary income in the case of certain financial transactions that are "conversion transactions."

     It should be noted that payments to the Trust of dividends or interest on Trust Assets that are attributable to foreign corporations may be subject to foreign withholding taxes and Unitholders should consult their tax advisers regarding the potential tax consequences relating to the payment of any such withholding taxes by the Trust. Any income withheld as a result thereof will nevertheless be treated as income to the Unitholders. Because under the grantor trust rules, an investor is deemed to have paid directly his or her share of foreign taxes that have been paid or accrued, if any, an investor may be entitled to a foreign tax credit or deduction for United States tax purposes with respect to such taxes. A required holding period is imposed for such credits.

     A Unitholder who is a foreign investor (i.e., an investor other than a United States citizen or resident or United States corporation, partnership, estate or trust) will generally be subject to United States Federal income taxes, including withholding taxes on distributions from the Trust relating to such investor's share of dividend income paid on Equity Securities and REIT Shares. A Unitholder who is a foreign investor will not be subject to United States Federal income taxes, including withholding taxes on interest income (including any original issue discount) on the Debt Obligations, or any gain from the sale or other disposition of, his or her pro rata interest in any Equity Security, REIT Share or Debt Obligation held by the Trust or the sale of his or her Units provided that all of the following conditions are met:

     (i) the interest income or gain is not effectively connected with the conduct by the foreign investor of a trade or business within the United States;

     (ii) if the interest is United States source income (which is the case for most securities issued by United States issuers), the Debt Obligation is issued after July 18, 1984, the foreign investor does not own, directly or indirectly, 10% or more of the total combined voting power of all classes of voting stock of the issuer of the Debt Obligation and the foreign investor is not a controlled foreign corporation related (within the meaning of Section 864(d)(4) of the Code) to the issuer of the Debt Obligation;

    (iii) with respect to any gain, the foreign investor (if an individual) is not present in the United States for 183 days or more during his or her taxable year; and

     (iv) the foreign investor provides all certification which may be required.

     It should be noted that the exemption from United States taxation, including withholding taxes, does not apply to certain "contingent interest." No opinion is expressed herein regarding the potential applicability of this provision and whether United States taxation or withholding taxes could be imposed with respect to income derived from the Units as a result thereof.

     The scope of this opinion is expressly limited to the matters set forth herein, and, except as expressly set forth above, we express no opinion with respect to any other taxes, including state or local taxes or collateral tax consequences with respect to the purchase, ownership and disposition of Units.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-103640) relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

                                                               Very truly yours,

                                                              CHAPMAN AND CUTLER